Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Breitburn Energy Partners LP of our report dated February 28, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Breitburn Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
August 20, 2014